Exhibit 21.01

LIST OF SUBSIDIARIES

NAME	STATE OR OTHER JURISDICTION OF INCORPORATION
All Media Guide, LLC	Delaware
Aptiv Digital LLC	Delaware
Cubiware Sp. z o.o.	Poland
DigitalSmiths Corporation	Delaware
DirectCom Networks, Inc.	Delaware
EuroMedia Group, Inc.	Delaware
Fanhattan, Inc.	Delaware
Gemstar Development LLC	California
Gemstar-TV Guide Interactive, LLC	Delaware
Interactive Program Guide, Inc. (46.25% owned)	Japan
InterActual Technologies, Inc.	California
IPG Development Venture, LLC	Delaware
Rovi Canada Inc.	Canada
Rovi Corporation	Delaware
Rovi Corporation (Shanghai) Co., Ltd.	China
Rovi Corporate Services, Inc.	Delaware
Rovi Data Solutions, Inc.	Delaware
Rovi Europe Ltd.	United Kingdom
Rovi Global Services SARL	Luxembourg
Rovi Guides, Inc.	Delaware
Rovi International Solutions SARL	Luxembourg
Rovi Payroll Services LLC	California
Rovi KK	Japan
Rovi Korea Co. Ltd.	Korea
Rovi Netherlands BV	Netherlands
Rovi Singapore Pte. Ltd.	Singapore
Rovi Solutions Corporation	Delaware
Rovi Solutions Mexico S. de R.L. de C.V.	Mexico
Rovi Technologies Corporation	Delaware
Sonic Solutions International, Inc.	Delaware
Sonic Solutions Holdings Inc.	Delaware
Sonic Solutions LLC	California
Snapstick Technologies Private Limited	India
TGC, Inc. (49.28% owned)	Cayman
TiVo Solutions Inc.	Delaware
TiVo Brands LLC	Delaware
TiVo Research and Analytics, Inc.	Delaware
TiVo Europe S.R.L.	Romania
TiVo (UK), Ltd.	United Kingdom
TiVo Intl. II, Inc.	Cayman
TiVo International, Inc.	Delaware
TV Guide Affiliate Sales & Marketing, Inc.	Delaware
TV Guide Interactive Group, Inc.	Delaware
TV Guide Interactive, Inc.	Delaware
TV Guide International IPG, Inc.	Delaware
TV Guide International, Inc.	Delaware
TV Guide Media Sales, Inc.	Delaware
TV Guide Mobile Entertainment, Inc.	Delaware
TV Guide Online, Inc.	Delaware
TV Guide Online, LLC	Delaware
TV Guide Onscreen, Inc.	Delaware

TVG-PMC, Inc.	Delaware
TVSM Publishing, Inc.	Delaware
Veveo, Inc.	Delaware
Veveo (India) Private Limited	India
All subsidiaries are 100% owned unless otherwise noted.